Exhibit 99.1
KB Home
Policy Regarding Stockholder Approval of Certain Severance Payments
Policy
It is the policy of the Board of Directors (the “Board”) of KB Home (the “Company”) that the Company shall not enter into a Future Severance Arrangement with an Executive Officer that provides for Benefits in an amount that exceeds 2.99 times the Executive Officer’s then current base salary and target bonus, unless such Future Severance Arrangement receives stockholder approval.
Definitions
For the purposes of this Policy, the following terms shall have the following meanings:
“Benefits” means
1.	cash amounts payable by the Company in the event of termination of the Executive Officer’s employment;

2.	benefits or perquisites provided for periods after termination of employment; and

3.	payments, including penalty tax reimbursements and gross up payments, relating to offsetting the Executive Officer’s excise taxes under Section 4999 of the Internal Revenue Code, as amended from time to time, that might be payable following the change in control of the Company.
The term “Benefits” includes lump-sum payments and the estimated present value of any periodic payments made or benefits or perquisites provided following the date of termination.
Notwithstanding the foregoing, the term “Benefits” does not include:
1.	payments of salary, bonus or other incentive compensation, vacation pay, benefits or other amounts that had been earned, deferred or accrued at the time of termination or that are otherwise attributable to the period preceding the date of termination;

2.	payments based on accrued compensation or benefits under qualified or non-qualified deferred compensation plans, savings plans, retirement plans and health and welfare plans;

3.	any other benefits or perquisites provided under plans or programs applicable to one or more groups of non-Executive Officer employees generally;

4.	amounts paid as part of any employment agreement intended to “make-whole” any forfeiture of benefits from a prior employer;

5.	amounts paid for services rendered to the Company after termination of employment, including as consultant or director;

6.	amounts paid for post-termination covenants (such as covenants not to compete or not to solicit employees or customers);

7.	the value of, or cash payments in lieu of, accelerated vesting, removal of restrictions, cancellation or payment of outstanding performance or equity-based awards; or

8.	any payment that the Board or any committee thereof determines in good faith to be a reasonable settlement of any claim made against the Company.
“Employment Agreement” means an agreement between the Company (or one of its subsidiaries) and an Executive Officer pursuant to which the Executive Officer renders services to the Company (or one of its subsidiaries) as an employee.
“Executive Officer” means any person who, at the time of execution of a Future Severance Agreement, has been designated by the Board as an “executive officer” within the meaning of Rule 3b-7 under the Securities Exchange Act of 1934, as amended.
“Future Severance Arrangement” means an Employment Agreement or a Severance Agreement entered into after the effective date of this Policy that provides for the payment of Benefits to an Executive Officer upon the termination of the Executive Officer’s employment for reasons other than the Executive Officer’s death, disability or retirement; provided, however, that to the extent the terms of the Company’s severance and other employee benefit plans require a period of time to elapse before any amendment to the benefits available under such plan become effective, “Future Severance Agreement” means an Employment Agreement or a Severance Agreement entered into pursuant to such plan only after the date such period of time has elapsed. “Future Severance Agreement” does not include any employment, severance, termination, retirement, settlement, retention or change in control agreement that is (i) assumed or acquired by the Company or (ii) in effect as of the adoption of this Policy, or any subsequent confirmation, modification, renewal or extension of any agreement specified in clause (i) or (ii) that does not materially increase the Benefits paid thereunder.
“Severance Agreement” means an agreement between the Company (or any of its subsidiaries) and an Executive Officer related to such Executive Officer’s termination of employment with the Company and its subsidiaries for reasons other than the Executive Officer’s death, disability or retirement.

Administration
The Board delegates to the Management Development and Compensation Committee (the “Committee”) full authority to make determinations regarding the interpretation of the provisions of this Policy, in its sole discretion, including, without limitation, the determination of the value of any non cash items, as well as the present value of any cash or non-cash benefits payable over a period of time.
Amendment
Consistent with the Company’s compensation philosophy and practice, the Committee retains the right to amend or modify this Policy at any time if it determines in its sole discretion that such action would be in the best interest of the Company and its stockholders; provided, however, that any such action shall be promptly disclosed.
General
If the Committee determines that it would be in the best interest of the Company’s stockholders to enter into a Future Severance Agreement with an Executive Officer pursuant to which the present value of the proposed Benefits would exceed 2.99 times the Executive Officer’s then current base salary and target bonus, the Board of Directors may seek stockholder approval of such Future Severance Agreement after the material terms have been agreed upon but the payment of any Benefits in excess of the foregoing limits will be contingent upon such stockholder approval.
Adopted on July 10, 2008